Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dollar Tree, Inc.

We consent to the use of our report dated March 28, 2016, except as to Note 13 which is as of May 5, 2016, with respect to the consolidated balance sheets of Dollar Tree, Inc. (the Company) as of January 30, 2016 and January 31, 2015, and the related consolidated income statements, and statements of comprehensive income, shareholders’ equity, and cash flows  for each of the years in the three-year period ended January 30, 2016,  and our report dated March 28, 2016 with respect to the effectiveness of internal control over financial reporting of the Company as of January 30, 2016, incorporated herein by reference to the Form 8-K of the Company dated May 5, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 28, 2016, on the effectiveness of internal control over financial reporting as of January 30, 2016, contains an explanatory paragraph that states the Company acquired Family Dollar Stores, Inc. (“Family Dollar”) during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 30, 2016, Family Dollar’s internal control over financial reporting associated with total assets of $12,429.2 million and total revenues of $6,162.0 million included in the consolidated financial statements of the Company as of and for the year ended January 30, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Family Dollar.

/s/ KPMG LLP

Norfolk, Virginia
June 16, 2016